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                                                                    Exhibit 16.1



May 30, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 5th Street, N.W.
Washington, DC 20549

Dear Sir/Madam:

We have read paragraphs one and two of Item 4 included in the Form 8-K dated May 30, 2002 of Wabash National Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

ARTHUR ANDERSEN LLP

cc: Mr. Mark Holden, CFO, Wabash National Corporation